EXHIBIT 3.6

ARTICLES OF INCORPORATION

THE NEW BAKERY CO. OF OHIO, INC.

          THE UNDERSIGNED, desiring to form a corporation for profit, under Sections 1701.01 et. seq. of the Revised Code of Ohio, do hereby certify:

          FIRST: The name of said corporation shall be

THE NEW BAKERY CO. OF OHIO, INC.

          SECOND: The place in the State of Ohio where its principal office is to be located is Dublin in Franklin County.

          THIRD: The purposes for which it is formed are:

          To engage in any lawful act or activity for which Corporations may be formed under Sections 1701.01 to 1701.98 inclusive of the Revised Code of Ohio.

          FOURTH: The authorized number of shares of the corporation is Five Hundred (500) all of which shall be without par value.

          FIFTH: The amount of stated capital with which the corporation will begin business is Five Hundred Dollars ($500.00).

          SIXTH: The following provisions are hereby agreed to for the purposes of defining, limiting and regulating the exercise of the authority of the corporation, or of the directors, or of all of the shareholders:

          The Board of Directors is expressly authorized to set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose or to abolish any such reserve in the manner in which it was created, and to purchase on behalf of the corporation any shares issued by it to the extent of the surplus of the aggregate of its assets over the aggregate of its liabilities plus stated capital.

          The corporation may in its regulations confer powers upon its Board of Directors in addition to the powers and authorities conferred upon it expressly by Sections 1701.01 et seq. of the Revised Code of Ohio.

          Any meeting of the shareholders or the Board of Directors may be held at any place within or without the State of Ohio in the manner provided for in the regulations of the corporation.

          Any amendments to the Articles of Incorporation may be made from time to time, and any proposal or proposition requiring the action of shareholders may be authorized from time to time by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the corporation.

          SEVENTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in its Articles of Incorporation, in the manner now or hereafter prescribed by Sections 1701.01 et seq. of the Revised Code of Ohio, and all rights conferred upon shareholders herein are granted subject to this reservation.

          IN WITNESS WHEREOF, we have hereunto subscribed our names this 9th day of February, 1981.

Robert L. Barney

John W. Funk

Joseph E. Madigan